Bahl & Gaynor, Inc - 2023 Compliance Program	CODE OF ETHICS

CODE OF ETHICS
Rule 204A-1

BAHL & GAYNOR, INC.

General
The Code of Ethics is predicated on the principle that B&G owes a fiduciary duty to its clients. Accordingly, B&G’s employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, B&G must:
•Place client interests ahead of B&G’s – As a fiduciary, B&G must serve in its clients’ best interests. In other words, B&G employees may not benefit at the expense of advisory clients. This concept is particularly relevant when employees are making personal investments in securities traded by advisory clients.
•Engage in personal investing that is in full compliance with B&G’s Code of Ethics – employees must review and abide by B&G’s Personal Securities Transaction and Insider Trading Policies.
•Avoid taking advantage of your position – employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with B&G, or on behalf of an advisory client.
•Accept no more than reasonable compensation - B&G believes that fees for its services should be reasonable and appropriate for the level of service provided. Fee structures are available for reference in the B&G ADV 2A.
•Maintain full compliance with the Federal Securities Laws1 – employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act.
Any questions with respect to B&G’s Code of Ethics should be directed to the Compliance Officer and/or Senior Management. As discussed in greater detail below, employees must promptly report any violations of the Code of Ethics to the Compliance Officer. All reported Code of Ethics violations will be treated as being made on an anonymous basis.
Guiding Principles & Standards of Conduct
All employees, directors, officers and partners of B&G, and consultants including temporary employees and interns closely associated with B&G, will act with competence, dignity and integrity, in an professional ethical manner, when dealing with clients, the public, prospects, third-party service providers and fellow employees. The following set of principles frame the professional ethical conduct that B&G expects from its employees and consultants:
•Act with integrity, competence, diligence, respect, and in an professional ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets;
•Place the integrity of the investment profession, the interests of clients, and the interests of B&G above one’s own personal interests;
•Adhere to the fundamental standard that you should not take inappropriate advantage of your position;
•Avoid any actual or potential conflict of interest;
•Conduct all personal securities transactions in a manner consistent with this policy;
•Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;
1. “Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the Commission or the Department of the Treasury.

Bahl & Gaynor, Inc - 2023 Compliance Program	Personal Securities Transaction Policy
•Practice and encourage others to practice in a professional and ethical manner that will reflect credit on yourself and the profession;
•Promote the integrity of, and uphold the rules governing, capital markets;
•Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals;
•Comply with applicable provisions of the federal securities laws.

All supervised persons are required to complete the Code of Conduct and Regulatory Compliance Program Acknowledgement Form that can be found at the end of this manual; which includes the Code of Ethics. Completion of this form is required upon the commencement of employment with B&G, annually thereafter, and upon each material amendment. The employee’s signature, which is required, acknowledges and certifies that the employee has received, reviewed, understood, and shall comply, or has complied, with the contents of the Code of Conduct and Regulatory Compliance Program including the Code of Ethics.
A SEC registered investment adviser’s “access person” are any of the investment adviser’s supervised persons who have access to non-public information regarding any investment advisory client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund or any person who is involved in making securities recommendations to investment advisory clients, or who has access to such recommendations that are nonpublic. If providing investment advice is an investment adviser’s primary business, all of its directors, officers and partners are presumed to be access persons.
B&G’s “access persons” are identified as all directors, officers, partners, any full or part-time employee of B&G and any intern who holds an intern position for four (4) months or longer.
All access persons must adhere to B&G’s Personal Securities Transaction Policy, Trading and Review Policy of Personal Securities Transactions and have consequences of the Reporting Violations and Remedial Actions as outlined below.
Interns who hold an intern position for less than four (4) months are required to disclose any personal accounts and attest that they will NOT trade (buy or sell) any issue whose securities appear on the Restricted List during their time of internship.
In the event an Access Person becomes the subject of any major business related legal or regulatory proceedings are required to immediately notify the Compliance Officer.
Amended 2021

Personal Securities Transaction Policy

Review 3/2022

Employees may not purchase or sell any security in which the employee has a beneficial ownership unless the transaction occurs in an exempted security or the employee has complied with the Personal Security Transaction Policy set forth below.
The Compliance Officer shall maintain a “Restricted List” of securities that are being seriously evaluated and presented to the Investment Committee for consideration as a potential trade program. The restricted list includes stocks of companies that B&G is evaluating through the due diligence process as well as companies that B&G is broadly purchasing or selling for its clients which also includes exchange traded funds and index funds. The Compliance Officer distributes the restricted list upon any updates. When a security is put on the restricted list, it will remain on the list for at least one (1) week (7 days) after Bahl & Gaynor has their turn in the trade rotation order unless otherwise noted or extended. No Employee may trade (buy or sell) in issues whose securities appear on the Restricted List.

Bahl & Gaynor, Inc - 2023 Compliance Program	Personal Securities Transaction Policy

Exempt Securities
B&G requires employees to provide periodic reports (See Reporting section below) regarding transactions and holdings in any security, as that term is defined in Section 202(a)(18) of the Advisers Act (“Reportable Security”). However, as noted in Rule 204A-1, the term Reportable Security exempts and does not include:
•Direct obligations of the Government of the United States;
•Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•Shares issued by money market funds;
•Shares issued by open-end funds; and
•Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.
No employee shall acquire, directly or indirectly, any Beneficial Ownership in any Sub-Advised ETF or mutual fund without first obtaining prior approval of the Compliance Officer, in order to preclude any possibility of their profiting improperly from their positions. A record of such approval by the Compliance Officer and the reasons supporting those decisions shall be kept as required in the Records section of this Policy. Please refer to Exhibit A for a copy of the Sub-Advised ETF, Mutual Fund, Limited Offering and IPO Request and Reporting Form. B&G employees are required to report personal transactions for all mutual funds and ETF fund that are Sub-Advised by B&G.
Beneficial Ownership
Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.
The following are examples of indirect pecuniary interests in securities:

•Securities held by members of employees’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother- in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;
•Employees’ interests as a general partner in securities held by a general or limited partnership;
•Employees’ interests as a manager in the securities held by a limited liability company; and
•Employee has investment control over accounts outside the definition of a Bahl & Gaynor account.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.
The following circumstances constitute beneficial ownership by employees of securities held by a trust:

•Ownership of securities as a trustee where either the employee or members of the employees’ immediate family have a vested interest in the principal or income of the trust;
•Ownership of a vested beneficial interest in a trust; and
•An employee’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the employee to revoke the trust.
Exempt Transactions
The following transactions are considered exempt transactions:

•Any transaction in an account over which the employee does not have any direct or indirect influence or control. For example, presuming that such relatives do not reside in the same household as the employee, accounts of family members outside of the immediate family would not be subject to review.
•Any transactions occurring in an account that is managed on a fully-discretionary basis by an unaffiliated money manager.
•Purchases that are part of an automatic investment plan.2

Bahl & Gaynor, Inc - 2023 Compliance Program	Personal Securities Transaction Policy

•Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro-rata basis.
•Acquisitions or dispositions of securities as a result of a stock dividend, stock split, or other corporation actions.
From time to time, the Compliance Officer may exempt certain transactions on a trade-by-trade basis.
Investments in Limited Offerings and Initial Public Offerings (“IPOs”)3
No employee shall acquire, directly or indirectly, any Beneficial Ownership in any limited offering or IPO without first obtaining prior approval of the Compliance Officer, in order to preclude any possibility of their profiting improperly from their positions on behalf of a Client. The Compliance Officer shall (a) obtain from the Employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Employee’s activities on behalf of a Client; and (b) conclude, after consultation with a portfolio manager (who has no personal interest in the issuer of the limited offering or IPO), that no Clients have any foreseeable interest in purchasing such security. A record of such approval by the Compliance Officer and the reasons supporting those decisions shall be kept as required in the Records section of this Policy. Please refer to Exhibit A for a copy of the Limited Offering and IPO Request and Reporting Form.
Reporting
In order to provide B&G with information to determine with reasonable assurance any indications of scalping, front- running or the appearance of a conflict of interest with the trading by B&G clients, each Employee shall follow the procedures described below:
Initial and Annual Holdings Reports
New B&G Employees are required to report all of their personal securities holdings not later than 10 days after the commencement of their employment (See Exhibit B for a copy of the Initial Holdings Report). The initial holdings report must be current as of a date not more than 30 days prior to the date the person becomes an Employee.
Existing Employees are required to provide B&G with a complete list of securities holdings on an annual basis, or on or before February 14th (as determined by B&G) of each year. The report shall be current as of December 31st, which is a date no more than 30 days prior to the final date the report is due to be submitted. (See Exhibit C for a copy of the Annual Holdings Report).
Each holdings report (both the initial and annual) must contain, at a minimum: (a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and (c) the date the access person submits the report.

2. “Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.
3. The term “limited offering” is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section
4(6) or pursuant to Rules 504, 505, or 506 of Regulation D. The term “initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

Bahl & Gaynor, Inc - 2023 Compliance Program	Personal Securities Transaction Policy

Quarterly Transaction Reports
Employees shall be required to instruct their custodians to send to B&G duplicate broker trade confirmations and account statements of the Employee which shall be received by the Compliance Officer, at a minimum, no later than thirty (30) days after the end of each calendar quarter. If an Employee’s trades do not occur through a broker- dealer (i.e., purchase of a private investment fund), such transactions shall be reported separately on the quarterly personal securities transaction report provided in Exhibit D. The quarterly transaction reports shall contain at least the following information for each transaction in a Reportable Security in which the Employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership4: (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted.
Initial and Annual Holdings and Quarterly Transactions reports for the Compliance Officer will be reviewed by a Compliance Designee for compliance with this policy.

Employees are reminded that they must also report transactions by members of the Employee’s immediate family including spouse, children and other members of the household in accounts over which the Employee has direct or indirect influence or control.

Duplicate Copies
In order to help ensure that duplicate brokerage statements and confirmations are received for all accounts pertaining to a particular Employee, such Employee may complete and send a brokerage letter similar to Exhibit E to each bank, broker or dealer maintaining an account on behalf of the Employee or any account in which they have a beneficial interest.
Exceptions from Reporting Requirements
Employees are not required to submit: 1) a transaction or initial and annual holdings report with respect to securities held in accounts over which the access person has no direct or indirect influence or control, and 2) a transaction report with respect to transactions effected pursuant to an automatic investment plan.
Amended 2021

Review 3/2022

4. “Beneficial Ownership,” as set forth under Rule 16a-1(a)(2), determines whether a person is subject to the provision of Section
16 of the Securities Exchange Act of 1934, and the rules and regulations there under, which generally encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect “pecuniary interest” (i.e., some economic benefit) from the ownership of a security. This may also include securities held by members of an Employee’s immediate family sharing the same household; provided however, this presumption may be rebutted. The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in- law, brother-in-law, or sister-in-law and includes adoptive relationships. Any report of beneficial ownership required there under shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

Bahl & Gaynor, Inc - 2023 Compliance Program	Trading and Review

Trading and Review
B&G discourages its Employees to trade opposite of firm recommendations. B&G has a highly customized investment approach for its clients, which at times may result in the purchase and sale of the same security in different client accounts. Despite this customized approach, however, there will be periods of time when B&G will trade a security in a similar fashion (i.e., only purchase or only sell) for a broad number of clients. During these periods of time, the security will be placed on our restricted list and employees will be forbidden from trading in it for accounts in which they maintain a beneficial interest. Front running, which is a practice generally understood to be personally trading ahead of client accounts, should not be practiced by B&G employees. Our clients should come first in all trading of securities.
The Compliance Officer will closely monitor Employees’ investment patterns to detect abuses. A designated review person will monitor the Compliance Officer’s personal securities transactions for compliance with the Personal Securities Transaction Policy. The reason for the development of a post transaction review process is to ensure that B&G has developed procedures to supervise the activities of its associated persons. The comparison of Employee trades to those of the clients will identify potential conflicts of interest or the appearance of a potential conflict.
If B&G discovers that an employee is personally trading contrary to the policies set forth above, the employee shall meet with the Compliance Officer and Chairman to review the facts surrounding the transactions. This meeting shall help B&G to determine the appropriate course of action.
Review Process
•All employees must report all personal securities transactions
•All accounts are reconciled on B&G’s APX system
•During investment meetings ideas are shared about what transactions, if any, should take place in our strategy accounts
•If an idea is seriously being evaluated and presented to the Investment Committee for consideration or it has been decided that a trade will take place, then that security goes on the restricted list
•An email goes out to ALL employees stating that a security or securities will be restricted
•Will remain on the restricted list up to seven (7) days after Bahl & Gaynor has their turn in the trade rotation order but it could be restricted shorter or longer and that is communicated to everyone
•After the email is sent then a wipe board is maintained in our kitchen area to serve as a reminder
•The trader will put into Moxy a restriction of those securities for that period of time for the group of accounts that are considered B&G employee personal accounts
◦This will prevent any person from trading those securities for their personal accounts through APX/ Moxy
•Accounts are reconciled on the APX system, quarterly the Compliance Officer runs the Purchase and Sales report for all personal accounts and those reports are manually checked by the Compliance Officer against the list of restricted securities to identify any violations
•This process also allows for the evaluation for any front running patterns or abnormal trading patterns of personal accounts
•In addition to this Program check each employee has to attest to their quarterly transactions by signing the B&G Quarterly Transaction Report
Amended 2021

Review 3/2022

Bahl & Gaynor, Inc - 2023 Compliance Program	Reporting Violations and Remedial Actions

Reporting Violations and Remedial Actions
B&G takes the potential for conflicts of interest caused by personal investing very seriously. As such, B&G requires its employees to promptly report any violations of the Code of Ethics to the Compliance Officer. B&G’s management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any employee that seeks retaliation against another for reporting violations of the Code of Ethics. B&G has zero tolerance for retaliatory actions and therefore may subject offenders to more severe action than set forth below. In order to minimize the potential for such behavior, all reports of Code of Ethics violations will be treated as being made on an anonymous basis.
B&G has implemented remedial actions that are designed to discourage its employees from violating the Personal Securities Transaction Policy. Employees should be aware that B&G reserves the right to impose varied sanctions on policy violators that is on a rolling five (5) years basis. Sanctions may be as follows:
•Verbal warning and Training;
•Written warning that will be included in the employee’s file, and disgorgement of profits to a charity specified by the employee; and
•Written warning, disgorgement of profits to a charity and monetary fine to be donated to a charity specified by the employee; and
•Possible termination of employment.
Disclosure
B&G shall describe its Codes of Ethics to clients in Part 2A of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for B&G’s Code of Ethics shall be directed to the Compliance Officer.
Recordkeeping
B&G shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission or B&G’s management.
•A copy of this Policy and any other code which is, or at any time within the past five (5) years has been, in effect shall be preserved in an easily accessible place;
•A record of any violation of this Policy and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs;
•A record of all written acknowledgements (annual certifications) as required by this Policy for each person who is currently, or within the past five (5) years was, an Employee of B&G.
•A copy of each report made pursuant to this Policy by an Employee, including any information provided in lieu of reports, shall be preserved by B&G for at least five (5) years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;
•A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to this Policy;
•B&G shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any limited offering or IPO by Employees for at least five (5) years after the end of the fiscal year in which the approval is granted, the first two (2) years in an easily accessible place.
Responsibility
The Compliance Officer will be responsible for administering the Personal Securities Transaction Policy. All questions regarding the policy should be directed to the Compliance Officer.

Amended 2012

Review 3/2022

Bahl & Gaynor, Inc - 2023 Compliance Program	Electronic Media and Social Media Policy
Electronic Media and Social Media Policy
Issue
All B&G employees are bound by the Code of Conduct, which is based around three core principals, Integrity, Competence and Confidentiality. The Code of Conduct should be adhered to when engaging in any public relations practices. These core principals are to be applied to all elements of communications including electronic media and social media activity.
As an SEC Registered Firm, B&G has to follow strict regulations that affect the ability to use Social Media in our efforts for Marketing.
•SEC Regulation S-P - (Client Privacy)
•SEC Rule 206(4)-1(a) - (Advertising and Marketing)
•SEC Rule 204 (a) - (Maintaining Books and Records)

B&G employees means all partners, principals, professionals, staff members, interns and temporary employees of B&G.
B&G must ensure that the use of these communications maintains our integrity and reputation while minimizing actual or potential regulatory and legal risks, whether used inside or outside the workplace. It is the right and duty of B&G to protect itself and its employees from unauthorized disclosure of information. B&G’s electronic and social media policy includes rules and guidelines for company authorized and personal forms of electronic and social media.
B&G has invested a significant amount of resources to use a third party provider that allows B&G to comply with the current SEC Rules and Regulations when using electronic and social media as a marketing tool. B&G has engaged Global Relay Communications, Inc., 233 South Wacker Drive, 84th Floor, Chicago, IL 60606. Global Relay Archive captures B&G's incoming, internal and outgoing electronic messages in real time, including email, instant messages, Bloomberg, and social media messages (LinkedIn and Twitter). An auditable, evidentiary-quality copy of each message is created, which is then indexed, serialized and time/date stamped. This process securely organizes and preserves B&G's intellectual business assets, reducing the risks of lost or deleted messages.
Policy - Company Rules and Regulations Social Media
B&G has created a Company LinkedIn page, Bahl & Gaynor Investment Counsel, as well as a Company Twitter page, @BahlGaynor. Both pages are maintained by a third party marketing firm to help individuals to build great businesses and make an essential difference for their markets, employees and industry.
Content of the LinkedIn and Twitter pages is the property of B&G and goes through a due diligence process. Each piece of content should be vetted by senior management of B&G and get the final approval from the Compliance Officer.
Mobile Devices/PDA Policy
This policy addresses the use of mobile devices (e.g.. blackberries, smart-phones, iPhones, etc) for company business use. Employees are permitted to use mobile devices for B&G business provided they advise the Compliance Officer of their intent to do so and provided such devices are password protected and employees exercise precaution with respect to its safekeeping (e.g.., prevention of loss or ability to be stolen). In addition, employees who use mobile devices for B&G business should note that the use of these devices are subject to the B&G's Code of Ethics policy; such that employees are required to conduct him or herself with integrity, honesty and professionalism. Furthermore, employees should be aware that email communications will be captured and monitored in accordance with B&G policies.
•Text messaging containing investors information is strictly prohibited.
•B&G reserves the right to rescind or prohibit an employee's use of personal mobile devices at any time with or without notice.

Bahl & Gaynor, Inc - 2023 Compliance Program	Electronic Media and Social Media Policy

•Employees are required to inform the Compliance Officer immediately if any device is lost or stolen.
•B&G maintains the right to remotely "wipe clean" data contained on any lost or stolen mobile device or in the event that the employee should leave B&G, or at any other times that deem to be necessary.
◦In the event that your device is "wipe clean", this will remove B&G as well as personal data from the device.
Email and Other Electronic Communications
Email and other electronic communications are an important method of communication. It is the responsibility of every B&G employee to maintain a standard of high professional conduct in all such communications. Our policy covers electronic communications for B&G, to or from our investors, and includes any electronic communications within B&G's network system.
Personal use of B&G's e-mail and any other electronic system is strongly discouraged. All communications are stored on our systems and may be reviewed by either the Compliance Officer or potentially the Securities and Exchange Commission as part of their examinations of B&G.
All business, and investor related electronic communications must be on B&G's systems, and use of personal email addresses or other personal electronic communications for B&G or investor communications is absolutely prohibited.
All of B&G employee's have an initial responsibility to be familiar with and follow B&G's e-mail policy with respect to their individual e-mail and electronic communications.
The Compliance Officer has the overall responsibility for monitoring electronic communications and reporting potential or actual compliance and regulatory issues.
Policy - Personal Rules and Regulations
B&G respects the rights of employees to use social media forums for self publishing and self expression on personal time. Employees are expected to follow the guidelines and policies set forth below to provide a clear line between you as the individual and you as the employee.
•You are personally responsible for your commentary. You can be held personally liable for commentary that is considered defamatory, obscene, proprietary or libelous by any offended party, not just B&G.
•You cannot harass, threaten, discriminate or disparage against employees or anyone associated with or doing business with B&G.
•If you choose to identify yourself as a B&G employee, please understand that some readers may view you as a spokesperson for B&G.
•You cannot post the name, trademark or logo of the company, or any company privileged information, including copyrighted information or company issued documents.
LinkedIn
B&G realizes that LinkedIn is a business networking website for people in professional occupations. As such B&G will allow B&G employees to use LinkedIn at a personal level. B&G employees should use the following guidelines:
•List B&G as their employer
•Use general contact information such as email address, website and business address is permissible to post
•General description of B&G
•General description of employee job function
•Endorsements MUST be turned OFF
Acknowledgement
Employees are required to sign written acknowledgement that employees, received, read, understood and agree to comply with B&G’s electronic media and social media rules and guidelines.
Employees will be required to attest annually that they are adhering to B&G’s electronic media and social media rules and guidelines, see Exhibit F.

Bahl & Gaynor, Inc - 2023 Compliance Program	Insider Trading Policy
Reporting Violations
B&G requests and strongly urges employees to report any violations or possible or perceived violations to their manager or Compliance Officer.
Discipline for Violations
B&G investigates and responds to all reports of violations of the social media rules and guidelines and other related policies. Violation of this policy will result in disciplinary action up to and including immediate termination. B&G reserves the right to take legal action where necessary against employees who engage in prohibited or unlawful conduct.

Amended 2016

Review 3/2022

Insider Trading Policy
Section 204A of the Investment Advisers Act

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser's business, to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, B&G has instituted procedures to prevent the misuse of nonpublic information.
Insider trading refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information about the security. Insider trading violations may also include "tipping" such information, securities trading by the person "tipped," and securities trading by those who misappropriate such information.
Examples of insider trading cases that have been brought by the SEC are cases against:

•Corporate officers, directors, and employees who traded the corporation's securities after learning of significant, confidential corporate developments;
•Friends, business associates, family members, and other "tippees" of such officers, directors, and employees, who traded the securities after receiving such information;
•Employees of law, banking, brokerage and printing firms who were given such information to provide services to the corporation whose securities they traded;
•Government employees who learned of such information because of their employment by the government; and
•Other persons who misappropriated, and took advantage of, confidential information from their employers.

Because insider trading undermines investor confidence in the fairness and integrity of the securities markets, the SEC has treated the detection and prosecution of insider trading violations as one of its enforcement priorities.
Whom Does the Policy Cover?
This policy covers all of B&G’s employees (“covered persons”) as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the covered person is an officer, director or 10% or greater stockholder and a partnership of which the covered person is a partner unless the covered person has no direct or indirect control over the partnership. B&G employees may be deemed insiders of mutual funds under B&G’s management.

Bahl & Gaynor, Inc - 2023 Compliance Program	Insider Trading Policy

What Information is Material?
Individuals may not be held liable for trading on inside information unless the information is material. “Material information” is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.
Advance knowledge of the following types of information is generally regarded as “material”:

•Dividend or earnings announcements
•Write-downs or write-offs of assets
•Additions to reserves for bad debts or contingent liabilities
•Expansion or curtailment of company or major division operations
•Merger, joint venture announcements
•New product/service announcements
•Discovery or research developments
•Criminal, civil and government investigations and indictments
•Pending labor disputes
•Debt service or liquidity problems
•Bankruptcy or insolvency problems
•Tender offers, stock repurchase plans, etc.
•Recapitalization
•Mutual Fund’s intent to adjust its net asset value

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, mutual funds, debt, commercial paper, government securities and options.
Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may affect the price of a security, and therefore be considered material.
What Information is Non-Public?
In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been available to the investing public.
Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non- public information does not change to public information solely by selective dissemination.
B&G’s employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.
The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

Bahl & Gaynor, Inc - 2023 Compliance Program	Serving as Officers, Trustees and/or Directors of Outsi...
Penalties for Trading on Insider Information
Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of
$1,000,000 or three times the profit gained or loss avoided, respectively.
Procedures to Follow if an Employee Believes that he/she Possesses Material, Non-Public Information
If an employee has questions as to whether they are in possession of material, non-public information, they must inform the Compliance Officer as soon as possible. From this point, the employee and Compliance Officer will conduct research to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.
Given the severe penalties imposed on individuals and firms engaging in insider trading, employees:

•Shall not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.
•Shall not engage in securities transactions of any company, except in accordance with B&G’s Personal Securities Transaction Policy and the securities laws.
•Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy.
•Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by their position.
•Shall immediately report the potential receipt of non-public information to the Compliance Officer.
•Shall not proceed with any research, trading, etc. until the Compliance Officer inform the employee of the appropriate course of action.
Related Persons at Brokers and Custodians

Relatives of employees may work for entities that B&G does business with. A review of the relationship between the employee and related party and the entity that B&G does business with is performed and evaluated for any conflict of interest and documentation of any pre or post trades are maintained.
Amended 2018

Review 3/2022

Serving as Officers, Trustees and/or Directors of Outside Organizations
General
Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.
At certain times, B&G may determine that it is in its clients’ best interests for an employee to serve as officers or on the board of directors of outside organizations. For example, a company held in clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Service with organizations outside of B&G can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.
As an outside board member or officer, an employee may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between B&G and the outside organization, and that the employee does not communicate such information to other B&G employees in violation of the information barrier.
Similarly, B&G may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the employee must not be involved in the decision to retain or hire B&G.

Bahl & Gaynor, Inc - 2023 Compliance Program	Gifts and Business Entertainment
B&G employees are prohibited from engaging in such outside activities without the prior written approval from the Compliance Officer. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part 2A of Form ADV. If an employee serves as a director of a publicly traded company, it is prohibited to own that company in a B&G marketed strategies, sub-advised mutual funds or ETF fund.
Cincinnati Financial Corp (NasdaqNM:CINF) (“CINF”)
William Bahl serves on the board of directors of CINF, a publicly traded company whose common stock is owned by many of B&G’s advisory clients and employees. Although investment personnel are not strictly prohibited from serving on the boards of directors of publicly traded companies, B&G has adopted the following procedure to address the conflicts of interest associated with William Bahl’s dual role as a portfolio manager at B&G and a member of the board of director of CINF.
If William Bahl is in possession of material nonpublic information regarding CINF and communicates such information to B&G, then B&G and its employees would be prohibited from effecting transactions in CINF. This prohibition would include the execution of transactions by B&G on behalf of its advisory clients.
CINF will not be bought/owned in any of B&G’s market strategies, sub-advised mutual funds or ETF fund.

To avoid creating the situation described above, William Bahl will not participate in any portion of an Investment Committee meeting where CINF is discussed. The Compliance Officer, along with William Bahl, has responsibility for enforcement of this procedural safeguard.
Amended 2021

Gifts and Business Entertainment

Review 3/2022

The giving and receiving of gifts and entertainment can create or appear to create a conflict of interest and places B&G in a difficult position. Such activities can also interfere with the impartial discharge of B&G’s responsibilities to its clients. An employee should never give a gift or provide entertainment where they are intended or designed to cause the recipient to act in a manner that is inconsistent with the best interest of the client, B&G, is illegal, or would expose B&G to any potential liability from a government authority or agency.
Section 17(e)(1) of the Investment Company Act
Section 17(e)(1) of the 1940 Act prohibits affiliated persons of a fund, such as a fund’s investment advisor and/or the sub advisor, from accepting any sort of compensation for the purchase or sale of property to or for the fund. The SEC has found that gifts and entertainment meet the broad definition of “compensation” under Section 17(e)(1).
B&G employees are prohibited from accepting any gift, gratuity, attend business meals, sporting events and other entertainment events from any broker dealer that B&G transacts any trades for any mutual fund or ETF that B&G is the advisor or sub advisor.
In relation to those same broker dealers providing business functions outside of trading, as in research information, meals are acceptable and must be reported to the Compliance Officer. The information that needs to be reported must include the name(s) of the giver, the date, the organization of the giver, the place of the meal, speaker information, description of the research, and the value or estimated value of the meal, which should be no more than nominal value of $100.
Outside of Section 17(e)(1) of the Investment Company Act
B&G employees may not accept any gift, gratuity or other thing of more than nominal value ($300), from any person or entity that does business, or desires to do business with B&G that includes, Brokers and securities sales persons; Clients, Consultants, Suppliers, or Vendors, directly or on behalf of an Advisory Client.

Bahl & Gaynor, Inc - 2023 Compliance Program	Gifts and Business Entertainment

B&G employees may accept gifts from a single giver so long as the aggregate annual value does not exceed $300 in any calendar year, and the employee may attend business meals, sporting events and other entertainment events at the expense of a giver (or at your expense for another), so long as the expense is reasonable, both the employee and the giver are present, and the events are not excessively frequent.
The acceptance of tickets to any event where the giver or the employee are not in attendance are considered a gift subject to the $300 limit rather than a business meal or other entertainment event. Examples of events considered to be an unreasonable expense would be World Series or Super Bowl tickets, and vacation trips. Employees may never accept cash or a cash equivalent (e.g., gift cards, gift certificates) or preferential discounts on services or products. Any gifts exceeding $300 received by an employee should be forwarded to the Compliance Officer.
B&G employees shall not give any gift, gratuity or other thing, or provide business entertainment, which would be construed as unreasonable in value, $300 in any calendar year, with the intent or purpose of influencing a third party’s business relationship with B&G.
Exceptions to the gift limit may be made by the Compliance Officer. Employees should request exceptions for personal circumstances in which the employee has a personal relationship with a third party (such as receiving or providing personal gifts as wedding gifts, or gifts for the birth of a child).
As payment for services rendered, a client has the option to pay B&G by way of sponsored event tickets that in total value $10,000.00 annually. B&G may then gift the tickets to various clients. The giving of these tickets must be reasonable and not excessive. The tickets can range in value up to $250.00 per ticket. The higher cost tickets should be limited to two tickets per client. This gift will be an acceptable exception to the Gifts and Business Entertainment policy.
The gifting of Professional Sporting events of Hometown Teams is limited to four tickets in which they are not events considered to be an unreasonable expense. This gift will be an acceptable exception of the Gifts and Business Entertainment policy. Hometown Post Season Championship tickets are considered to be an unreasonable expense.
Employees are prohibited from giving or providing any gift, including a personal gift, to any official of a Public Fund without the express prior approval of the Compliance Officer.

Reporting

All gifts, business meals, sporting events and other entertainment events of which the employee is the recipient must be reported to the Compliance Officer via email if the value is reasonably judged to exceed $25. Reporting must include the name(s) of the giver, the date, the organization of the giver, a description of the gift or event, and the value or estimated value of the gift or event.
Additional Labor Reporting
In addition, any gifts, any payment of money or anything of value made directly or indirectly by the employee to a labor organization or officer, agent, shop steward, or other representative or employee of any labor organization (including union officials serving in some capacity to a Taft- Hartley Plan) must be reported. All items regardless of the amount or value must be reported.
Following are examples of potentially reportable items:

•Meals
•Gifts (e.g., holiday gifts)
•Travel and lodging costs
•Bar bills
•Sporting event tickets
•Theatre tickets
•Clothing or equipment

Bahl & Gaynor, Inc - 2023 Compliance Program	Pay to Play
•Raffle donations
•Retirement dinners
•Golf (including charity tournaments)
•Hole sponsorships for golf tournament
•Advertising at union or Taft-Hartley fund related functions
•Sponsorship of union conferences, picnics, other events
•Donations to union related charities or scholarship funds
•Conferences attended by union officials, employees, etc.
•Receptions attended by union officials, employees, etc.
•Donations for apprenticeship graduation dinners
Responsibility
The Compliance Officer will be responsible for administering the Insider Gifts and Business Entertainment Policies. All questions regarding the policy should be directed to the Compliance Officer and will be noted on the Gift & Entertainment Log, see Exhibit G.

Amended 2021

Updated 3/2022

Pay to Play
Rule 206(4)-5 of the Investment Advisers Act
Issue
On June 30, 2010, the SEC adopted new anti-fraud pay to play Rule 206(4)-5 under the Investment Advisers Act of 1940 (“rule”) (See http://www.sec.gov/rules/final/2010/ia-3043.pdf). The final rule, modeled after Municipal Securities Rulemaking Board (“MSRB”) rules G-37 and G-38 applicable to municipal securities broker-dealers, is designed to prevent investment advisers from obtaining business from government entities in return for political contributions and fundraising.
•The rule imposes a two-year ban on the adviser receiving compensation for advisory services if the adviser or any of its “covered associates” makes certain political contributions to an “official” of a state or local “government entity” client over a de minims amount ($350.00 in contributions per election to a candidate for whom he or she is entitled to vote, and up to $150.00 per election to a candidate for whom he or she is not entitled to vote. Primary and general elections are considered separate elections.).
•The rule also prohibits an adviser and its covered associates from coordinating or soliciting any person or political actions committee (“PAC”) to make contributions to officials or payments to certain state or local political parties.
•An adviser is prohibited from paying a third-party solicitor to solicit a government client for the adviser’s advisory services unless the third party is a “regulated person,” currently defined as a SEC-registered broker-dealer or SEC-registered investment adviser subject to pay to play restrictions.
•The rule also applies to an investment adviser that manages assets of a government entity indirectly through a covered investment pool in which a government entity invests or is solicited to invest, such as hedge funds, private equity funds, venture capital funds, and collective trust funds, as well as registered investment companies that are investment options of participant-directed plans or programs of a government entity, such as 529 plans, 403(b) plans and 457 plans.
Policy
B&G’s officers, on a quarterly basis will report all political contributions. Date of contribution, who the contribution was made to, if the contributor is entitled to vote for the candidate and amount of contribution.

Bahl & Gaynor, Inc - 2023 Compliance Program	Client Privacy and Identity Theft
B&G’s officers, will need to Pre-Clear any contribution over the de minims amount, ($350.00 in contributions per election to a candidate for whom he or she is entitled to vote, and up to $150.00 per election to a candidate for whom he or she is not entitled to vote), primary and general elections are considered separate elections, through the Compliance Officer.
Any new account/client that is a government entity must be vetted by the Compliance Program.
Procedures
B&G performs a two (2) year look back for all new officers.

Quarterly B&G officers report any political contributions using the B&G Quarterly Political Contribution form, showing date of contribution, who the contribution was made to, if the contributor is entitled to vote for the candidate and the amount of the contribution, see Exhibit H.
Officers will Pre-Clear any contribution made over the de minims amounts stated in the policy, using the B&G Political Contribution Pre-Clearance form, see Exhibit I.
Officers will also review a list of any government entities that B&G provides or has provided advisory services beginning on and as of March 14, 2011 per the SEC recordkeeping rule under rule 206(4)-5 under the Investment Advisors Act of 1940.
Responsibilities
The Compliance Officer will review each B&G Quarterly Political Contribution form and determine if any de minims amounts have been met or exceeded.

The Compliance Officer will review and Pre-Clear any contribution over the de minimis amounts stated in the policy.

The Compliance Officer will also screen any new government affiliated accounts to determine if any contributions made by B&G officers would cause a violation of the rule and preclude B&G from charging a fee on that account for two (2) years.

Amended 2015

Review 3/2022

Client Privacy and Identity Theft
Regulation S-P and Regulation S-ID
CLIENT PRIVACY
Issue
The SEC’s Regulation S-P (Privacy of Consumer Financial Information), which was adopted to comply with Section 504 of the Gramm-Leach-Bliley Act, requires investment advisers to disclose to clients its policies and procedures regarding the use and safekeeping of personal information.
Personal information is collected from clients at the inception of their accounts and occasionally thereafter, primarily to determine accounts’ investment objectives and financial goals and to assist in providing clients with a high level of service.
While B&G strives to keep client information up to date, clients are requested to monitor any information provided to them for errors.

Bahl & Gaynor, Inc - 2023 Compliance Program	Client Privacy and Identity Theft

Policy
B&G will not disclose a client’s personal information to anyone unless it is permitted or required by law, at the direction of a client, or is necessary to provide B&G’s services. B&G employees will not transmit electronically any clients “Personal Information” or “Sensitive Information”, with the combination of resident’s first name (or first initial) and last name in combination with any one or more of the following data: (1) social security number; (2) driver’s license number or state-issued ID number; or (3) financial account number, or credit or debit card number, with or without any required security code. However, internal electronic transmission of such information is allowed due to our internal security monitors.
Procedures
1.B&G shall not sell client information to anyone.
2.B&G will restrict access to clients’ personal information to individuals within B&G who require the information in the ordinary course of servicing clients’ accounts. Client information is used only for business purposes.
3.B&G has developed procedures to safeguard client records and information, see Exhibit J.
4.Client information may only be given to third-parties under the following circumstances:

a.To broker/dealers to open a client’s brokerage account;
b.To other firms as directed by clients, such as accountants, lawyers, etc.;
c.To specified family members; and
d.To regulators, when required by law.

5.At times, client information may be reviewed by B&G’s outside service providers (e.g.., accountants, lawyers, consultants, etc.). B&G will review the entities’ privacy policies to ensure that clients’ information is not misappropriated or used in a manner that is contrary to B&G’s privacy policies.
6.B&G shall provide a privacy notice, see Exhibit K to clients (i.e.. “natural persons”) upon inception of the relationship and annually thereafter. B&G will maintain a record of the dates when the privacy notice is provided to clients.
7.In the event of a change in the privacy policy, B&G will provide its clients with a sufficient amount of time to opt out of any disclosure provisions.
8.Any suspected breaches to the privacy policy should be reported to the Compliance Officer and/or the Chairman.
9.If an employee receives a complaint regarding a potential identity theft issue (be it from a client or other party), the employee should immediately notify the Compliance Officer. The Compliance Officer will thoroughly investigate any valid complaint, and maintain a log of all complaints as well as the result of any investigations.
10.In the event that unintended parties receive access to personal and confidential information of California residents, B&G will disclose to those clients of the privacy breech. See Senate Bill No. 1386.
11.With client consent, B&G may share the names of clients on a representative client list.
Regulation S-ID Issue
Due to the significant increase of identity theft within the industry, the SEC adopted Identity Theft Red Flag Rules (Regulation S-ID) on May 20, 2013 (with a completion date of November 20, 2013). Registered Investment Advisers who hold, directly or indirectly, transaction accounts belonging to clients are required to adopt a program to detect and prevent identity theft. Investment Advisers hold transaction accounts if they have the ability to direct payments or transfers from a client's account to third parties upon the client's instructions. Ideally, B&G would like to receive written instructions from the client including the client's signature for each event. However, instructions are typically sent via email. B&G realizes that as a best practice, B&G should have in place a procedure to verify such requests from clients, to assess the extent to which its clients are at risk with respect to identity theft, and to adopt procedures designed to identify solutions where B&G may be contacted by an unauthorized person masquerading as an individual investor with intent of withdrawing assets from the account. Therefore, B&G has implemented the two step verification process explained below.

Bahl & Gaynor, Inc - 2023 Compliance Program	Client Privacy and Identity Theft

B&G has identified that there may be several ways that information can be compromised.

a.Malware - This type of intrusion is used by attackers to disrupt computer operations, gather sensitive information, or gain access to private computer systems
b.Phishing - This is used in an attempt to acquire information such as usernames, passwords, and credit card details by masquerading as a trustworthy entity in an electronic communication
c.Social Engineering - This is manipulating people into performing actions or divulging confidential information by electronic fraud
d.Dumpster Diving - This provides access for a would-be theft to a client's personal information without shredding the documents, a thief may retrieve this information from our waste management facilities
e.Pretext Calling - Employees may be deceived by pretext calling, defined as an information broker or identity thief calling B&G while pretending to be a client, and may even use bits of a client's personal information to maintain the deception
f.Insider Access - Employees may be responsible for identity theft through more direct means. Insider access to information allows a dishonest employee to sell consumers' personal information or to use it for fraudulent purposes
Procedures
B&G does not have custody of client accounts.

B&G has a Two-Step Verification Process for any action request received in writing or by phone regarding a client’s account:
g.B&G’s Two-Step Verification Process includes both of: (1) a phone call made by a B&G employee to the client at the client’s phone number on record and (2) confirmation from the client during that phone conversations of the action request and go through a verification process as defined in the [Operating Procedures].
h.Telephonic action requests for a third-party also require a confirmation of the request by the client in writing.
i.Any employee performing an action request must confirm the Two-Step Verification Process has been successfully completed, whether by themselves or another B&G employee.
j.All requests need to be scanned into the correspondence file.
k.Examples of action requests include, but are not limited to: any asset or cash transfers, cash raises, trades, setup of Money Link accounts, linking of external accounts, wire instructions, account or contact information changes et. al., This list is not intended to be all-inclusive. All other actions requested by clients to be taken by Bahl & Gaynor regarding client accounts fall under this policy and the required B&G Two-Step Verification Process.
l.Any violation of this policy by an employee is cause for immediate termination of employment and may subject the employee to civil and criminal liability.
In addition to this two step process employees should be aware of how their actions may expose our clients to the dangers of identity theft:
m.When providing copies of information to others, employees should make sure that nonessential information is removed and the nonpublic personal information that has no relevance to the transaction is either removed or masked
n.When disposing of paper documents, the documents with client identifying information should be placed in one of the secured shred bins on site or manually shredded
o.Employees should make absolutely certain that they confirm the identity of the client on the phone before divulging any personal account information
p.B&G prohibits the display of Social Security Numbers on any documents that are widely seen by others
q.If an employee's action is cause for identity theft or if client personal information is used for fraudulent purposes these actions are cause for immediate termination of employment and may subject the employee to civil and criminal liability

Bahl & Gaynor, Inc - 2023 Compliance Program	Conflicts of Interest
Training is also essential in identifying potential threats, not only for employees but as well as clients. Information is communicated to the employees when new threat sources have been identified to the public and new ideas are discussed to prevent such intrusion at B&G. Client communication in the form of a letter, newsletter or email blast reminding clients of potential threats is a good training tool for clients. B&G's Chief Information Officer is essential in the process of training employees and clients.
Responsibilities
The Compliance Officer will monitor for compliance with B&G’s Privacy Policy and the account administrator designated by the Compliance Program will coordinate the dissemination of the Privacy Notice.

Amended 7/2022

Conflicts of Interest

Review 3/2022

Purpose

Effective identification and risk management of Bahl & Gaynor’s conflicts of interests is integral to the overall effectiveness of the compliance program.
Policy

As officers and employees of Bahl & Gaynor, we are retained by our clients to manage parts of their financial affairs and to represent their interests in many matters. Bahl & Gaynor is keenly aware that, as fiduciaries, Bahl & Gaynor owes our clients our undivided loyalty – our clients trust us to act on their behalf, and we hold ourselves to the highest standards of fairness in all such matters.
Bahl & Gaynor expect all employees to act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, their employer, and their fellow employees.
Bahl & Gaynor expect all employees to adhere to the highest standards with respect to any potential conflicts of interest with client accounts – simply stated, no officer or employee should ever enjoy an actual or apparent benefit over the account of any client.
Bahl & Gaynor expect all persons associated with Bahl & Gaynor to preserve the confidentiality of information that they may obtain in the course of our business and to use such information properly and not in any way adverse to our clients’ interests, subject to the legality of such information.
Procedures

Bahl & Gaynor’s Compliance Program is designed to identify and mitigate actual or perceived conflicts. The Code of Ethics identify the following conflicts and outlines proper procedures to follow:
r.Personal Securities Transactions
s.Insider Trading
t.Gifts & Entertainment
u.Outside Business Activities
v.Pay to Play
w.Client Privacy

Additionally the following procedures should be followed:

Diversion of Firm Business or Investment Opportunity

Bahl & Gaynor, Inc - 2023 Compliance Program	Conflicts of Interest

No Employee may acquire, or receive personal gain or profit from, any business opportunity that comes to his or her attention as a result of his or her association with Bahl & Gaynor and in which he or she knows Bahl & Gaynor might be expected to participate or have an interest, without disclosing in writing all necessary facts to the Compliance Officer, offering the particular opportunity to Bahl & Gaynor, and obtaining written authorization to participate from the Compliance Officer.
Any personal or family interest of an Employee in any Bahl & Gaynor business activity or transaction must be immediately disclosed to the Compliance Officer. For example, if an Employee becomes aware that a transaction being considered or undertaken by Bahl & Gaynor may benefit, either directly or indirectly, an Employee or a family member thereof, the Employee must immediately disclose this possibility to the Compliance Officer.
Dealings with Government and Industry Regulators

Bahl & Gaynor forbid payments of any kind by either adviser, their Employees or any agent or other intermediary to any government official, self-regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of influencing favorable consideration of any application for a business activity or other matter. This policy covers all types of payments, even to minor government officials and industry regulators, regardless of whether the payment would be considered legal under the circumstances. This policy encourages Employees to avoid even the appearance of impropriety in their dealings with industry and government regulators and officials.
Improper Use of Bahl & Gaynor Property

No Employee may utilize property of Bahl & Gaynor or utilize the services of Bahl & Gaynor or Employees, for his or her personal benefit or the benefit of another person or entity, without approval of the Compliance Officer and CEO. For this purpose, “property” means both tangible and intangible property, including Bahl & Gaynor and Employee funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property or proprietary processes, and ideas for new research or services.
Employee Involvement in Litigation or Proceedings

Employees must advise the Compliance Officer immediately if they become involved in or threatened with litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.
In accordance with the purpose and intent of the Conflict of Interest Policy of Bahl & Gaynor, annually employees are required to fill out a Conflict of Interest Disclosure Questionnaire and Acknowledgement, to identify any potential of actual or perceived conflicts.
Responsibilities

The Compliance Officer will monitor for compliance with Bahl & Gaynor’s Conflict of Interest Policy.

Adopted 2022